Exhibit 1.1

ONE LIBERTY PROPERTIES, INC.

Common Stock
($1.00 par value per share)

Equity Distribution Agreement

September 21, 2023

B. Riley Securities, Inc.
299 Park Avenue, 21st Floor
New York, NY 10171

Ladies & Gentlemen:

One Liberty Properties, Inc., a Maryland corporation (the “Company”) confirms its agreement (this “Agreement”) with B. Riley Securities, Inc. (the “Agent”), as follows:

1. Issuance and Sale of Shares. Subject to the next paragraph, the Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through or to the Agent, acting as agent and/or principal, shares (the “Placement Shares”) of the Company’s common stock, $1.00 par value per share (the “Common Stock”), having an aggregate offering price of up to $50,000,000 (the “Maximum Amount”); provided, however, that in no event shall the Company issue or sell through the Agent such number of Placement Shares that (a) exceeds the number of shares of Common Stock registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made, or (b) exceeds the number of authorized but unissued shares of the Company’s Common Stock. Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the aggregate offering price of the Placement Shares issued and sold under this Agreement shall be the sole responsibility of the Company, and that the Agent shall have no obligation in connection with such compliance, provided that the Agent strictly follows the trading instructions provided pursuant to any Placement Notice (as defined below), including, without limitation, not selling in excess of the number of Placement Shares specified in any Placement Notice. The issuance and sale of Placement Shares through the Agent shall be effected pursuant to the Registration Statement (as defined below) filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement (as defined below) to issue Common Stock.

The Company has filed in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), with the Commission a registration statement on Form S-3 (No. 333-273713), including a base prospectus, relating to certain securities (including the Placement Shares) to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”). The Company has also prepared a prospectus supplement to the base prospectus included as part of the registration statement, which specifically relates to the Placement Shares to be issued from time to time by the Company (the “ATM Prospectus Supplement”). The Company will furnish to the Agent, for use by the Agent, copies of the ATM Prospectus Supplement relating to the Placement Shares. Except where the context otherwise requires, such registration statement, as amended when it became effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B, 430C or 462(b) of the Securities Act, as well as any comparable successor registration statement filed by the Company for the sale of shares of its Common Stock, including the Placement Shares, collectively are herein called the “Registration Statement.” The ATM Prospectus Supplement, including all documents incorporated or deemed to be incorporated by reference therein, included in the Registration Statement, in the form in which the ATM Prospectus Supplement has most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, together with the then issued Issuer Free Writing Prospectus(es) (as defined below), is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated, or deemed incorporated, by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein (the “Incorporated Documents”). For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System or, if applicable, the Interactive Data Electronic Applications system (collectively, “EDGAR”).

2. Placements.

Each time the Company wishes to issue and sell the Placement Shares hereunder (each, a “Placement”), it will notify the Agent by email notice (or other methods mutually agreed to in writing by the parties) (a “Placement Notice”) containing the parameters in accordance with which it desires the Placement Shares to be sold, which shall at a minimum include the number of Placement Shares to be issued, the time period during which sales are requested to be made, any limitation on the number of Placement Shares that may be sold in any one Trading Day (as defined in Section 3), and any minimum price below which sales may not be made. A form of Placement Notice, which contains such minimum required sales parameters, is attached hereto as Schedule 1. A Placement Notice must originate from any one of the individuals from the Company set forth on Schedule 2 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals the Agent set forth on Schedule 2, as amended from time to time. The Placement Notice shall be effective upon receipt by the Agent unless and until (a) in accordance with the notice requirements set forth in Section 4, the Agent declines to accept the terms contained therein for any reason, in its sole discretion, (b) the entire amount of the Placement Shares has been sold, (c) in accordance with the notice requirements set forth in Section 4, the Company suspends or terminates the Placement Notice, (d) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, (e) the Agent declines or continues to make sales under an existing Placement Notice for any reason, in its sole discretion, or (f) the Agreement has been terminated under the provisions of Section 12. The amount of any discount, commission or other compensation to be paid by the Company to the Agent in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth on Schedule 3. It is expressly acknowledged and agreed that neither the Company nor the Agent will have any obligation whatsoever with respect to a Placement Notice or any Placement Shares unless and until the Company delivers a Placement Notice to the Agent and the Agent does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein.

3. Sale of Placement Shares by the Agent. Subject to the terms and conditions set forth herein, upon the Company’s issuance of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, the Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its customary trading and sales practices to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. The Agent, acting under a Placement Notice, will provide written confirmation to the Company (including by email correspondence to all the individuals from the Company set forth on Schedule 2), as soon as practicable after the closing of the Trading Day (as defined below) on which sales of Placement Shares have been made hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to the Agent pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company. The Agent may sell Placement Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act. Notwithstanding the provisions of Section 5(vv), the Agent shall not purchase Placement Shares for its own account as principal unless expressly authorized to do so by the Company in a Placement Notice. During the term of this Agreement and notwithstanding anything to the contrary herein, the Agent agrees that in no event will it or any Agent Affiliate (as defined in Section 10(a), below) engage in any market making, bidding, stabilization or other trading activity with regard to the Common Stock if such activity would be prohibited under Regulation M or other anti-manipulation rules under the Securities Act. For the purposes hereof, “Trading Day” means any day on which shares of the Common Stock are purchased and sold on the principal market on which the Common Stock is listed or quoted. Notwithstanding anything herein to the contrary, nothing herein restricts, prohibits, or limits the ability of the Company from engaging in any other transaction, including but not limited to, an underwritten public offering of the securities or related to its securities.

4. Suspension of Sales. The Company or the Agent may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of Placement Shares; provided, however, that such suspension shall not affect or impair the other party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Each of the parties agrees that no such notice under this Section 4 shall be effective against the other unless it is made to one of the individuals named on Schedule 2 hereto, as such schedule may be amended from time to time.

5. Representations and Warranties of the Company. The Company represents and warrants to the Agent that as of each Applicable Time (as defined below):

(a) Registration Statement and Prospectus. The Company and, assuming no act or omission on the part of the Agent that would make such statements untrue, the transactions contemplated by this Agreement meet the requirements for and comply with the applicable conditions set forth in Form S-3 (including General Instruction I.A and I.B) under the Securities Act. The Registration Statement has been filed with the Commission and was declared effective by the Commission under the Securities Act and the Placement Shares will remain eligible for registration by the Company on the Registration Statement. The ATM Prospectus Supplement will name the Agent as the agent in the section entitled “Plan of Distribution.” The Company has not received, and has no written notice of, any order of the Commission preventing or suspending the use of the Registration Statement, or, threatening or instituting proceedings for that purpose. The Registration Statement and the offer and sale of Placement Shares as contemplated hereby meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described in all material respects or filed. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Placement Shares, will not distribute any offering material in connection with the offering or sale of the Placement Shares other than the Registration Statement and the Prospectus and any Issuer Free Writing Prospectus (as defined below).

(b) No Misstatement or Omission. The Registration Statement, when it becomes effective, and the Prospectus, and any amendment or supplement thereto, on the date of such Prospectus or amendment or supplement, will conform in all material respects with the requirements of the Securities Act. At each Settlement Date, the Registration Statement and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act. The Registration Statement, when it becomes effective, will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus and any amendment and supplement thereto, on the date thereof and at each Applicable Time, did not or will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in the Prospectus or the ATM Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Agent specifically for use in the preparation thereof.

(c) Ineligible Issuer Status. (A) At the time of filing of the Registration Statement and any post-effective amendment thereto, (B) at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Securities Act) of the Placement Shares and (C) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 of the Securities Act, without taking account of any determination by the Commission pursuant to Rule 405 of the Securities Act that it is not necessary that the Company be considered an ineligible issuer.

(d) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference into the Registration Statement and the Prospectus, when such incorporated or deemed to be incorporated documents became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act and the Exchange Act, as applicable, and none of such documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated or deemed to be incorporated by reference into the Registration Statement and the Prospectus, when such incorporated documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act and the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Agent specifically for use in the preparation thereof.

(e) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Placement Shares or until any earlier date that the Company notified or notifies the Agent as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following the issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Agent and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. This section does not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Agent specifically for use therein, it being understood and agreed that such information furnished by the Agent consists of only the information described as such in Section 10(b) hereof. “Applicable Time” means the date of this Agreement, each Representation Date (as defined in Section 7(l) hereof), the date on which a Placement Notice is given and any date on which Placement Shares are sold hereunder. The Company has not, directly or indirectly, distributed and will not distribute any prospectus or other offering material in connection with the offering and sale of the Placement Shares other than the Prospectus and other materials, if any, permitted under the Securities Act to be distributed.

(f) Organization; Execution, Delivery and Performance.

(1) The Company and each of its “significant subsidiaries” as defined by Rule1-02(w) of Regulation S-X under the Securities Act (each a “Subsidiary” and collectively, the “Subsidiaries”) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, with full requisite power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted, except where the failure to be or to do so would not have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” shall mean any event, circumstance, occurrence, fact, condition, change or effect, individually or in the aggregate, that is materially adverse to (i) the financial condition, business affairs, properties, results of operations or business prospects of the Company and its Subsidiaries considered as one enterprise, or (ii) the ability of the Company to perform its obligations under this Agreement or the validity or enforceability of this Agreement against the Company. As used in this Agreement, “business prospects” excludes any development resulting from any event, circumstance, development, change or effect (A) in general economic or business conditions, (B) in financial or securities markets generally, or (C) generally affecting the business or industry in which the Company operates.

(2) The Company has no Subsidiaries except as disclosed in the Registration Statement and the Prospectus. Except as set forth in the Registration Statement and the Prospectus, (i) the Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all liens, security interests, charges, pledges or similar encumbrances (“Liens”), (ii) comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive rights of first refusal and other similar rights and (iii) the Company has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital stock or other equity securities of its Subsidiaries.

(3) The Company has the requisite corporate power and authority to (i) enter into and perform this Agreement and to consummate the transactions contemplated hereby and (ii) issue the Placement Shares in accordance with the terms hereof.

(4) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.

(5) This Agreement has been duly executed and delivered by the Company by its authorized representatives, and such authorized representatives are true and official representatives with authority to sign each such document and the other documents or certificates executed in connection herewith and bind the Company accordingly.

(6) The Agreement constitutes, and upon execution and delivery thereof by the Company will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principals of equity, or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(7) Each Subsidiary that is a limited liability company under state law has been at all relevant times properly classified as a partnership or a disregarded entity, and not as a corporation or an association taxable as a corporation, for federal income tax purposes.

(8) There are no relationships, whether direct or indirect, or related-party transactions, as defined in Item 404(a) of Regulation S-K under the Securities Act, involving the Company or any of its Subsidiaries or any other person required to be described in the Registration Statement or the Prospectus that have not been described as required by the Securities Act.

(g) Conflicts.

(1) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not:

(i) conflict with or result in a violation of any provision of the charter of the Company or any of its Subsidiaries or by-laws of the Company or any of its Subsidiaries as in effect on the date hereof;

(ii) violate or conflict with, or result in a breach of any provision of, or constitute a default and/or an event of default (or an event which with notice or lapse of time or both could become a default and/or an event of default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, except for possible violations, conflicts, breaches, defaults or events of default as would not, individually or in the aggregate, have a Material Adverse Effect on the Company; or

(iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company, any of its Subsidiaries or the Company’s securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(2) Neither the Company nor any of its Subsidiaries is in violation of its charter, by-laws or other organizational documents. Neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time or both could put the Company or any of its Subsidiaries in default), under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or of any of its Subsidiaries is bound or affected, except for possible defaults, events, terminations, amendments, accelerations or cancellations which would not, individually or in the aggregate, have a Material Adverse Effect. The businesses of the Company and of all of its Subsidiaries are not being conducted in violation of any law, rule ordinance or regulation of any governmental entity, except for possible violations that would not, individually or in the aggregate, have a Material Adverse Effect. Except as required under the Securities Act, the Exchange Act, or any applicable state securities laws, neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self-regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof or to issue and sell the Placement Shares in accordance with the terms hereof other than any consents, authorization or order of that has already been obtained or any filing or registration that has already been made. All consents, authorizations, orders, filings and registrations which the Company or any of its Subsidiaries is required to obtain prior to each Settlement Date as pursuant to the preceding sentence will be obtained or effected on or prior to such time.

(h) Capitalization.

(1) The Placement Shares have been duly authorized and reserved for issuance and sale pursuant to this Agreement; the capitalization of the Company is as set forth under the caption “Description of Capital Stock” in the Prospectus; all outstanding shares of capital stock of the Company are, and, when the Placement Shares have been delivered and paid for in accordance with this Agreement on each Settlement Date, such Placement Shares will have been, validly issued, fully paid and nonassessable and issued in compliance with federal and state securities laws, except where failure to do so would not have a Material Adverse Effect, and will conform in all material respects to the information in the Prospectus and to the description of such Placement Shares contained therein.

(2) Except as disclosed in the Prospectus:

(i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, except for any equity awards issued under the Company’s shareholder approved equity incentive plans;

(ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act;

(iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Placement Shares; and

(iv) no shares of capital stock and/or other securities of the Company are subject to preemptive rights, rights of first refusal and/or any other similar rights of the stockholders of the Company and/or any other person or entity (a “Person”) or any Lien imposed through the actions or failure to act of the Company.

(3) The Placement Shares have been registered pursuant to Section 12(b) of the Exchange Act and the Company has not received any notification that the Commission is contemplating terminating such registration; and the Company has not received any notification that the NYSE is contemplating terminating the listing of the Securities.

(i) SEC Information. The SEC Documents have been made available to the Agent via EDGAR. As used herein, “SEC Documents” means all of the Company’s reports, schedules, financial statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein which is “filed” information (but excluding all information contained therein that is deemed to be “furnished” information).

(j) Company Financial Statements.

(1) As of their respective dates, the financial statements included or incorporated by reference in the Registration Statement and the Prospectus (“Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto as in effect at the time of the filing. The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved except:

(i) as may be otherwise indicated in such financial statements or the notes thereto; or

(ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements.

(2) The Company Financial Statements fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, if any, as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(3) Except as expressly set forth in the Company Financial Statements or in the Registration Statement and the Prospectus, the Company has no material liabilities, contingent or otherwise, other than:

(i) liabilities incurred in the ordinary course of business; and

(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in such financial statements.

(4) All information relating to or concerning the Company and its officers, directors, employees, customers or clients (including, without limitation, all information regarding the Company’s internal financial accounting controls and procedures) set forth in the Registration Statement and the Prospectus, when taken together as a whole, does not contain an untrue statement of material fact or omit to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

(5) Other than the Company Financial Statements, no financial statements are required by the Securities Act to be set forth or to be incorporated by reference in the Registration Statement or the Prospectus under the Securities Act.

(k) Internal Controls and Compliance with the Sarbanes-Oxley Act. The Company is in compliance with, and there has been no failure on the part of the Company or, to the Company’s knowledge, any of the Company’s directors or officers, in their capacities as such, to comply, in all material respects, with the Sarbanes-Oxley Act of 2002 (“SOX”). The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the applicable Securities Laws (as defined below) and are sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) receipts and expenditures are being made only in accordance with management’s general or specific authorization; (D) access to assets is permitted only in accordance with management’s general or specific authorization; and (E) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with the rules of NYSE. The Company has not publicly disclosed or reported to the Audit Committee or the Board a material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls, any violation of, or failure to comply with, the applicable Securities Laws (as defined below), or any matter which, if determined adversely, would have a Material Adverse Effect. Except as disclosed in the Registration Statement or the Prospectus, since the date of the most recent evaluation of such system of internal accounting controls, there has been no material change in internal control over financial reporting, including any corrective actions with regard to significant deficiencies or material weaknesses. For the purposes hereof, “Securities Laws” means, collectively, SOX, the Securities Act, the Exchange Act, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in SOX) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of NYSE.

(l) Disclosure Controls. The Company and its Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to provide reasonable assurances that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

(m) Intellectual Property. Except as set forth in the Registration Statement and the Prospectus, the Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property Rights”) reasonably necessary to conduct the business now operated by them except where failure to do so would not have a Material Adverse Effect. None of the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property Right or of any facts or circumstances that would render any Intellectual Property Right invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(n) Permits; Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), except as described in the Registration Statement and the Prospectus or where such failure to possess would not have a Material Adverse Effect, and there is no action pending or, to the knowledge of the Company, threatened in writing regarding suspension or cancellation of any of the Company Permits, or if pending or threatened in writing, would result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Company Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or except as described in the Registration Statement and the Prospectus. The Company has received no notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect or except as described in the Registration Statement and the Prospectus.

(o) Absence of Litigation. Except as set forth in the Registration Statement and the Prospectus, there is no action, suit, claim, proceeding, or to the knowledge of the Company, inquiry or investigation before or by any court, public board, government agency, self- regulatory organization or body pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, or the Company’s or any of its Subsidiaries’ businesses, properties or assets or the Company’s or any of its Subsidiaries’ officers or directors in their capacity as such, that would reasonably be expected to result in a Material Adverse Effect.

(p) No Material Changes. Except as set forth in the Registration Statement and the Prospectus, since August 4, 2023, there has not been: (i) any material adverse change in the financial condition, operations or business of the Company from that shown on the Company Financial Statements, or any material transaction or commitment effected or entered into by the Company outside of the ordinary course of business; (ii) to the Company’s knowledge, any effect, change or circumstance which has had, or could reasonably be expected to have, a Material Adverse Effect; or (iii) any incurrence of any material liability outside of the ordinary course of business.

(q) Labor Matters.

(1) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreements. Neither the Company nor any of its Subsidiaries has violated in any material respect any laws, regulations, orders or contract terms affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours, except as would not, individually or in the aggregate result in a Material Adverse Effect.

(2) Each of the Company and its Subsidiaries is, and during the three years prior to the date hereof, has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization.

(r) Hazardous Materials. Except as described in the Registration Statement, and the Prospectus, there has not been any (i) unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, “Hazardous Materials”) on any of the properties owned by it or its Subsidiaries or subject to mortgage loans owned by the Company or any of its Subsidiaries, or (ii) any unlawful spills, releases, discharges or disposal of Hazardous Materials that have occurred or are presently occurring off such properties as a result of any construction on or operation and use of such properties, which presence or occurrence in the case of clauses (i) and (ii) would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. In connection with the properties owned by the Company and its Subsidiaries or subject to mortgage loans owned by the Company or any of its Subsidiaries, except as described in the Registration Statement and the Prospectus, there has been no material failure to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except as would not, individually or in the aggregate, reasonably result in a Material Adverse Effect.

(s) Environmental Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), which violation includes, without limitation, noncompliance with any material permits or other material governmental authorizations required for the operation of the business of the Company under applicable Environmental Laws, or noncompliance with any material terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Law that remains outstanding or unresolved; (ii) there is no pending claim, action or cause of action filed with a court or governmental authority, no pending investigation with respect to which the Company or any of its Subsidiaries has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Hazardous Materials at any location owned, leased or operated by the Company or any of its Subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries; and (iii) to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials, that reasonably would result in a violation of any Environmental Law.

(t) Tax Returns. Each of the Company and its Subsidiaries has filed all federal, state and foreign income tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries on or before the due dates therefor (taking into account all extensions of time to file) and has paid or provided for the payment of all such taxes indicated by such tax returns and all assessments received by the Company any of its Subsidiaries to the extent that such taxes or assessments have become due. There are no taxes that have been assessed on the Company or any Subsidiary or are due by the Company or any Subsidiary that have not been paid, except for the nonpayment of which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. The Company has no knowledge of any material tax deficiency that has been threatened or asserted in writing against the Company or its Subsidiaries.

(u) Certain Transactions. Except as set forth in the Registration Statement and the Prospectus or in the SEC Documents, there are no loans, leases, royalty agreements or other transactions between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any officer or director of the Company, any person owning five (5%) percent or more of the capital stock of the Company, any member of the immediate family of such officer, director or 5% or more stockholder, or any corporation or other entity controlled by such officer, director or 5% or more stockholder, on the other hand, that is required to be disclosed pursuant to Regulation S-K 404(a).

(v) Property Ownership. Except as set forth in the Registration Statement and the Prospectus or in the SEC Documents and except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries owns its property and assets free and clear of all Liens, except such Liens which arise in the ordinary course of business and do not impair its ownership or use of such property or assets, and (ii) with respect to the property and assets it leases, if any, each of the Company and its Subsidiaries is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any Liens except as set forth under the terms of the lease.

(w) Insurance. Except as set forth in the Registration Statement and Prospectus or in the SEC Documents, (i) each of the Company and its Subsidiaries is insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are customary in the business in which it is engaged, including directors’ and officers’ liability insurance and (ii) neither the Company nor any Subsidiary has any reason to believe that it will not be able: (a) to renew its existing insurance coverage as and when such policies expire; or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted.

(x) Illegal Payments. Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(y) PATRIOT Act. The Company is not (A) a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (B) a person who engages in any dealings or transactions, or be otherwise associated, with any such person. To the best knowledge of the Company, each of the Company and its Subsidiaries is in compliance, in all material respects with the USA PATRIOT Act of 2001 (signed into law October 26, 2001).

(z) No Finders. Except for the compensation set forth in this Agreement and as disclosed in the Registration Statement and the Prospectus, the Company is not obligated to pay, and has not obligated the Agent to pay, a finder’s, consulting or origination fee in connection with the sale of the Placement Shares, and hereby agrees to indemnify the Agent from any such claim made by any other person as more fully set forth in Section 10 hereof. The Company has not offered for sale or solicited offers to purchase the Placement Shares except as set forth in the Registration Statement and the Prospectus and for negotiations with the Agent. Except as set forth in the Prospectus, no other person has any right to participate in any offer, sale or distribution of the Placement Shares, to which the Agent’s rights, described herein, shall apply.

(aa) REIT Qualifications. The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable years ended December 31, 2006 through December 31, 2022, and the Company’s organization and method of operation (as described in the Registration Statement and the Prospectus) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2023 and thereafter. All statements regarding the Company’s qualification and taxation as a REIT set forth in the Registration Statement and the Prospectus are correct in all material respects.

(bb) Compensation and Services Agreement. The compensation and services agreement, effective as of January 1, 2007, as amended, between the Company and Majestic Property Management Corp. has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting creditors’ rights generally and by general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

(cc) Not an Investment Company. The Company is not, and after receipt of payment for the Placement Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(dd) Approval for Listing. To the extent required by the continued listing rules of the Exchange, the Placement Shares shall have been approved for listing on the Exchange, subject only to notice of issuance, or the Company shall have filed an application for listing of the Placement Shares on the Exchange at, or prior to, the issuance of any Placement Notice.

(ee) Accurate Disclosure. The statements in the Prospectus under the heading “Description of Capital Stock” are true and correct in all material respects and the statements in the Company’s Annual Report on Form 10-K (incorporating by reference the Company’s proxy statement for such fiscal year, when filed) incorporated by reference into the Registration Statement and the Prospectus under the caption “Certain Relationships and Related Transactions” as updated by the information contained in the Registration Statement and the Prospectus, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are, in all material respects, accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown. All of the Placement Shares conform in all material respects to the description thereof contained in the Prospectus. Neither the Company nor any of the Subsidiaries has sent or received any notice indicating the termination of or intention to terminate any of the material contracts or agreements referred to or described in the Registration Statement or the Prospectus, or filed as an exhibit to the Registration Statement, and no such termination has been threatened by the Company, any Subsidiary or any other party to any such contract or agreement.

(ff) Forward-Looking Statements. The information contained in the Registration Statement and the Prospectus regarding the Company’s expectations, plans and intentions, and any other information that constitutes “forward-looking” information within the meaning of the Securities Act and the Exchange Act were made by the Company on a reasonable basis and reflect the Company’s good faith belief and/or estimate of the matters described therein.

(gg) Absence of Manipulation. Neither the Company, nor to the Company’s knowledge, any of its affiliates, has taken or may take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of any securities of the Company to facilitate the sale or resale of the Placement Shares. The Company acknowledges that the Agent may engage in passive market making transactions in the Placement Shares on the NYSE in accordance with Regulation M under the Exchange Act.

(hh) Statistical and Market-Related Data. Any third-party statistical and market-related data included in the Registration Statement and the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate.

(ii) No Restriction on Subsidiaries. Except as disclosed in the Registration Statement and the Prospectus, no Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company, except as when not disclosed would not result in a Material Adverse Effect.

(jj) Compliance with OFAC. None of the Company or any of its Subsidiaries or any trustee, director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not, directly or indirectly, use the proceeds of the offering of the Placement Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(kk) Prior Sales of Securities. Except as disclosed in the Registration Statement and the Prospectus, other than any sales of securities pursuant to the Company’s Equity Distribution Agreements dated March 18, 2022, the Company has not sold, issued or distributed any securities during the six-month period preceding the date hereof other than pursuant to employee benefit, incentive and other compensation plans.

(ll) Independent Accountants. Ernst & Young LLP (“EY”), who have audited the financial statements and supporting schedules included in the Registration Statement and the Prospectus are independent public accountants as required by the Securities Act, the rules and regulations promulgated by the Commission and the Public Company Accounting Oversight Board.

(mm) ERISA Matters. To the knowledge of the Company, each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed by the Company or any of its affiliates for the employees of the Company and the Subsidiaries has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); to the Company’s knowledge, no “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived has occurred with respect to any “pension plan” (as defined in Section 3(2) of ERISA) for which the Company and each Subsidiary would have any liability; each of the Company and its Subsidiaries and has not incurred and do not reasonably expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Code; and each “pension plan” for which the Company or any Subsidiary or “ERISA Affiliate” (as defined below) would have any liability that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service regarding its qualified status and, to the Company’s knowledge, nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification. “ERISA Affiliates “ means, with respect to the Company, any member of any group of organizations described in Sections 414(b),(c),(m) or (o) of the Code of which the Company is a member.

(nn) Investment Strategy. The Company’s investment strategy described in the Registration Statement and the Prospectus accurately reflect in all material respects the current intentions of the Company with respect to the operation of the Company’s business, and no material deviation from such investment strategy is currently contemplated.

(oo) No Consents Required. No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Securities by the Company, except such as have been obtained and made under the Securities Act and such as may be required by NYSE, the Financial Industry Regulatory Authority (“FINRA”) or under state securities laws or the laws of any foreign jurisdiction.

(pp) Non-GAAP Information. All “non-GAAP financial measures” (as defined in the Securities Act) included in the Registration Statement or the Prospectus comply with the requirements of Regulation G and Item 10 of Regulation S-K under the Securities Act.

(qq) No Non-Compete Obligations. To the Company’s knowledge, no director or officer is subject to any non-competition agreement or non-solicitation agreement with any employer or prior employer that could materially affect each director’s or officer’s ability to be and act in the capacity of a director or officer of the Company.

(rr) No FINRA Member Payments. Except as described in the Registration Statement or the Prospectus and other than ordinary brokerage commissions and fees, to the Company’s knowledge, the Company has not made any direct or indirect payments (in cash, securities or otherwise) within the past 12 months to: (i) any person, as a finder’s fee, consulting fee or otherwise, in consideration of such person raising capital for the Company or introducing to the Company persons who raised or provided capital to the Company; (ii) to any FINRA member; or (iii) to any person or entity that has any direct or indirect affiliation or association with any FINRA member.

(ss) No Loans to FINRA members. To the Company’s knowledge, no affiliate of the Company has made a subordinated loan to any member of FINRA during the three years prior to the date hereof during the three years prior to the date hereof.

(tt) No Proceeds to FINRA members. No proceeds from the sale of the Placement Shares (excluding the Agent’s compensation prescribed herein) will be paid by the Company to any FINRA member, or any persons associated or affiliated with a member of FINRA, except as specifically authorized herein.

(uu) No Conflict of Interest. To the Company’s knowledge, no FINRA member intending to participate in the purchase of Placement Shares hereby has a conflict of interest with the Company. For this purpose, a “conflict of interest” exists when a member of FINRA and/or its associated persons, parent or affiliates in the aggregate beneficially own 10% or more of the Company’s outstanding subordinated debt or common equity, or 10% or more of the Company’s preferred equity. “Members participating” include managing agents, syndicate group members and all dealers which are members of FINRA.

(vv) No Agreements with Agents. Except as described in the Registration Statement or the Prospectus, the Company has not entered into any agreement or arrangement (including, without limitation, any consulting agreement or any other type of agreement) during the 180-day period prior to the initial filing date of the Registration Statement, which arrangement or agreement provides for the receipt of any item of value and/or the transfer or issuance of any warrants, options or other securities from the Company to a FINRA member, any person associated with a member (as defined by FINRA rules), any potential agents in the offering of Placement Shares and/or any related persons.

(ww) FINRA Exemption. The Company satisfies the “experienced issuer” requirements pursuant to FINRA Rule 5110(h)(1)(C).

(xx) Agent Purchases. The Company acknowledges and agrees that the Agent has informed the Company that the Agent may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell shares of Common Stock for its own account while this Agreement is in effect.

The Company acknowledges that the Agent and, for purposes of the opinions to be delivered pursuant to this Agreement, counsel to the Company and counsel to the Agent, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

6. Sale and Delivery; Settlement.

(a) Sale of Placement Shares. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon the Agent’s acceptance of the terms of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended or otherwise terminated in accordance with the terms of this Agreement, the Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. The Company acknowledges and agrees that (i) there can be no assurance that the Agent will be successful in selling Placement Shares, (ii) the Agent will not incur any liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason, other than a failure by the Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Agreement, and (iii) the Agent shall not be under any obligation to purchase Placement Shares on a principal basis pursuant to this Agreement, unless such purchase by the Agent on a principal basis is permitted under applicable laws, rules and regulations (and the Agent represents to the Company to such effect in a Placement Notice) and is agreed to by the Agent in a Placement Notice.

(b) Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the second (2nd) Trading Day, or such other settlement cycle as may be adopted by the SEC (each, a “Settlement Date” and the first such settlement date, the “First Delivery Date”) following the date on which such sales are made. The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Agent at which such Placement Shares were sold, after deduction for (i) the Agent’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, (ii) any other amounts due and payable by the Company to the Agent hereunder pursuant to Section 9 (Payment of Expenses) hereof and (iii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

(c) Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting the Agent’s or its designee’s (provided that the Agent shall have given the Company written notice of such designee prior to the Settlement Date) account at The Depository Trust Company (the “DTC”) through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, the Agent acting under the applicable Placement Notice will deliver the related Net Proceeds in same-day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, the Company will, in addition to and in no way limiting the rights and obligations set forth in Section 10(a) (Indemnification and Contribution), (i) hold the Agent harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to the Agent any commission, discount, or other compensation to which it would otherwise have been entitled absent such default. Notwithstanding the foregoing, the Company will not be required to furnish any document (other than the Prospectus) to the Agent to the extent such document is available on EDGAR.

(d) Denominations; Registration. The Company shall deliver the Placement Shares through the facilities of the DTC unless the Agent shall otherwise instruct in writing. The Placement Shares shall be registered in such names and in such denominations as the Agent may request in writing at least two Business Days prior to the Settlement Date. The Company will permit the Agent to examine and package the Placement Shares for delivery at least one full Business Day prior to the Settlement Date. The Company shall not be obligated to sell or deliver to Placement Shares except upon tender of payment by the Agent for all the Placement Shares. For purposes of this Agreement, “Business Day” shall mean any day on which the NYSE and commercial banks in the City of New York are open for business.

(e) Limitations on Offering Size. Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares if, after giving effect to the sale of such Placement Shares, the aggregate gross sales proceeds sold pursuant to this Agreement would exceed the least of (i) together with all sales of Placement Shares under this Agreement, the Maximum Amount, (ii) the amount available for offer and sale under the currently effective Registration Statement, and (iii) the amount authorized from time to time to be issued and sold under this Agreement by the Company’s board of directors, a duly authorized committee thereof or a duly authorized executive officer, and notified to the Agent in writing. Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares at a price lower than the minimum price authorized from time to time by the Company’s board of directors, duly authorized committee thereof or a duly authorized executive officer, and notified to the Agent in writing.

7. Covenants of the Company. The Company covenants and agrees with the Agent that:

(a) Registration Statement Amendments. After the date of this Agreement and during any period in which a Prospectus relating to any Placement Shares is required to be delivered by the Agent under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will notify the Agent promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or for additional information related to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus.

(b) Notice of Commission Stop Orders. The Company will notify the Agent, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any other order preventing or suspending the use of the Prospectus, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose or any examination pursuant to Section 8(e) of the Securities Act concerning the Registration Statement, or if the Company becomes the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Placement Shares; and the Company will promptly use its commercially reasonable efforts to prevent the issuance of any stop or other order or to obtain its withdrawal if such a stop or other order should be issued.

(c) Delivery of Prospectus; Subsequent Changes. During any period in which a Prospectus relating to the Placement Shares is required to be delivered by the Agent under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify the Agent to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(d) Listing of Placement Shares. During any period in which the Prospectus relating to the Placement Shares is required to be delivered by the Agent under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will use its commercially reasonable efforts to cause the Placement Shares to be listed on the NYSE (or the Company’s then principal trading market for its Common Stock).

(e) Delivery of Registration Statement and Prospectus. The Company will furnish to the Agent and its counsel (at the expense of the Company) copies of the Registration Statement and the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during any period in which a Prospectus relating to the Placement Shares is required to be delivered under the Securities Act. The copies of the Registration Statement and the Prospectus and any supplements or amendments thereto furnished to the Agent will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T. Notwithstanding the above, the Company shall not be obligated to provide for commercial printing of the ATM Prospectus Supplement.

(f) Earnings Statement. The Company will make generally available to its security holders as soon as reasonably practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act. “Earnings statement” and “make generally available” will have the meanings contained in Rule 158 under the Securities Act.

(g) Use of Proceeds. The Company will use the Net Proceeds as described in the Prospectus in the section entitled “Use of Proceeds.”

(h) Notice of Other Sales. During either the pendency of any Placement Notice given hereunder or any period in which the Prospectus relating to the Placement Shares is required to be delivered by the Agent, the Company shall provide the Agent with notice as promptly as reasonably possible before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any shares of Common Stock (other than Placement Shares offered pursuant to the provisions of this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire Common Stock; provided, however, that such notice shall not be required in connection with the (i) issuance, grant or sale of Common Stock, options to purchase shares of Common Stock or Common Stock issuable upon the exercise of options or other equity awards pursuant to any employee or director stock option or benefits plan or stock ownership plan or issuances permitted by FINRA, (ii) the issuance or sale of Common Stock pursuant to any dividend reinvestment plan that the Company may adopt from time to time, or (iii) the issuance of Common Stock upon the exercise of any currently outstanding warrants, options or other rights in effect or outstanding and disclosed in filings by the Company available on EDGAR.

(i) Change of Circumstances. The Company will, at any time during the pendency of a Placement Notice, advise the Agent reasonably promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document required to be provided to the Agent pursuant to this Agreement.

(j) Due Diligence Cooperation. The Company will cooperate with any reasonable due diligence review conducted by the Agent or their counsel, representatives or agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices, as the Agent may reasonably request.

(k) Required Filings Relating to Placement of Placement Shares. The Company agrees that on such dates as the Securities Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act, which prospectus supplement will set forth, within the relevant period, the amount of Placement Shares to be sold through the Agent, the Net Proceeds to the Company and the compensation payable by the Company to the Agent with respect to such Placement Shares, and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were affected as may be required by the rules or regulations of such exchange or market.

(l) Representation Dates; Certificate. Each time the Company: (i) (A) files the Prospectus relating to the Placement Shares, or (B) amends or supplements (other than a prospectus supplement relating solely to an offering of securities other than the Placement Shares) the Registration Statement or the Prospectus relating to the Placement Shares by means of a post-effective amendment, sticker or supplement, but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Shares; (ii) files an annual report on Form 10-K under the Exchange Act (including any Form 10-K/A containing amended financial information or a material amendment to the previously filed Form 10-K); (iii) files its quarterly reports on Form 10-Q under the Exchange Act; or (iv) files a current report on Form 8-K containing amended financial information (other than information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K) under the Exchange Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”); the Company shall furnish the Agent with a certificate, in the form attached hereto as Schedule 7(l) within five (5) Trading Days of any Representation Date. The requirement to provide a certificate under this Section 7(l) shall be waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Company files its annual report on Form 10-K. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide the Agent with a certificate under this Section 7(l), then before the Company delivers the Placement Notice or the Agent sells any Placement Shares, the Company shall provide the Agent with a certificate, in the form attached hereto as Section 7(l), dated the date of the Placement Notice.

(m) Legal Opinion. On or prior to the date the first Placement Notice is given hereunder, the Company shall cause to be furnished to the Agent (i) a written opinion of Dentons US LLP (“Dentons”) as to corporate and securities matters dated as of the date of such Placement Notice in substantially the form set forth in Schedule 7(m)(1), (ii) a written opinion of Dentons as to tax matters dated as of the date of such Placement Notice in substantially the form set forth in Schedule 7(m)(2), and (iii) a negative assurance letter from Dentons dated as of the date of such Placement Notice, in substantially the form set forth in Schedule 7(m)(3). Within three Trading Days of each subsequent Representation Date, other than pursuant to Sections 7(l)(iii) and (iv), with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Schedule 7(l) for which no waiver is applicable, and not more than once per calendar year, the Company shall cause to be furnished to the Agent the written opinion of Dentons referred to in clauses (i) and (ii) of Section 7(m) in substantially the foregoing form; further, within three Trading Days of each subsequent Representation Date, with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Schedule 7(l) for which no waiver is applicable, and not more than once per calendar quarter, the Company shall cause to be furnished to the Agent the negative assurance letter of Dentons referred to in clause (iii) of Section 7(m) in substantially the foregoing form; provided, however, that in lieu of such opinion or negative assurance letter, counsel last furnishing such applicable opinion or negative assurance letter to the Agent may furnish to the Agent a letter substantially to the effect that the Agent may rely on such prior opinion or negative assurance letter to the same extent as though dated the date of such letter authorizing reliance.

(n) Comfort Letter. On or prior to the date of the first Placement Notice is given hereunder, the Company shall cause EY (and/or any other independent accountants whose report is included in the Registration Statement or the Prospectus), to furnish the Agent with a letter (the “Initial Comfort Letter”) in form and substance satisfactory to the Agent (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act, and the PCAOB, and (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings. Within three Trading Days of each subsequent Representation Date, other than pursuant to Sections 7(l)(iii) and (iv), with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Schedule 7(l) for which no waiver is applicable, the Company shall cause such auditors to provide a supplemental comfort letter to the Agent which shall state that such auditors have followed such procedures as they deem necessary to determine that no changes or modifications to the Initial Comfort Letter are necessary except as set forth in such supplemental letter, together with a customary “circle up” of the relevant sections of the 10-K or other documents filed by the Company with the Commission that contain updated or changed information of the type for which the auditors customarily give comfort.

(o) Filings with the NYSE. The Company will timely file with the NYSE (and/or the Company’s then principal trading market for its Common Stock) all material documents and notices required by the NYSE (or such other principal trading market) of companies that have or will issue securities that are traded on the NYSE (or such other principal trading market)

(p) Securities Act and Exchange Act. The Company will use its commercially reasonable efforts to comply with all requirements imposed upon it by the Securities Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Shares as contemplated by the provisions hereof and the Prospectus.

(q) No Offer to Sell. Other than a free writing prospectus (as defined in Rule 405 under the Securities Act) approved in advance in writing by the Company and the Agent in its capacity as principal or agent hereunder, neither the Agent nor the Company (including its agents and representatives, other than the Agent in their capacity as such) will, directly or indirectly, make, use, prepare, authorize, approve or refer to any free writing prospectus relating to the Placement Shares to be sold by the Agent as principal or agent hereunder. The Company will treat the Agent-approved Issuer Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433 of the Securities Act, and will comply with the requirements of Rule 433 of the Securities Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

(r) Sarbanes-Oxley Act. The Company will maintain and keep accurate books and records reflecting its assets and maintain internal accounting controls in a manner designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and including those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles; (iii) provide reasonable assurance that receipts and expenditures of the Company are being made only in accordance with management’s and the Company’s directors’ authorization; and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a Material Adverse Effect on its financial statements. The Company will maintain such controls and other procedures, including, without limitation, those required by Sections 302 and 906 of SOX, and the applicable regulations thereunder that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to ensure that material information relating to the Company is made known to them, particularly during the period in which such periodic reports are being prepared.

(s) Transfer Agent. The Company shall maintain, at its expense, a registrar and transfer agent for the Common Stock.

(t) Disclosure of Sales. The Company will disclose in its quarterly reports on Form 10-Q and in its annual report on Form 10-K the number of Placement Shares sold through the Agent during the relevant period, if any in accordance with and as required by the Exchange Act.

(u) Market Stabilization. The Company will not, and will use its commercially reasonable efforts to cause its officers, directors and affiliates not to, (i) take, directly or indirectly, any action designed to stabilize or manipulate the price of any security of the Company, or which may cause or result in, or which might in the future reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Company, to facilitate the sale or resale of any of the Placement Shares, (ii) sell, bid for, purchase or pay anyone any compensation for soliciting purchases of the Placement Shares during the pendency of any Placement Notice or (iii) pay or agree to pay to any person any compensation for soliciting any order to purchase any other securities of the Company during the pendency of any Placement Notice; provided, however, that upon consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company may bid for and purchase Common Stock in accordance with Rule 10b-18 under the Exchange Act.

(v) Listing. During any period in which the Prospectus relating to the Placement Shares is required to be delivered by the Agent under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will use its commercially reasonable efforts to cause the Placement Shares to be listed on the NYSE (or such other principal trading market for the Company’s Common Stock)

(w) Available Shares. The Company will ensure that there are at all times sufficient shares of Common Stock to provide for the issuance, free of any preemptive rights, out of its authorized but unissued shares of Common Stock, of the Maximum Amount.

8. Conditions to the Agent’s Obligations. The obligations of the Agent hereunder with respect to a Placement Notice will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the due performance by the Company of its obligations hereunder, to the completion by the Agent prior to the delivery of the first Placement Notice by the Company of a due diligence review satisfactory to them in their reasonable judgment, and to the continuing satisfaction (or waiver by the Agent in its sole discretion) of the following additional conditions:

(a) Registration Statement Effective. The Registration Statement shall have become effective and shall be available for the sale of all Placement Shares contemplated to be issued by any Placement Notice.

(b) No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose or (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any material document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Material Changes. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission, there shall not have been, on a consolidated basis, any Material Adverse Effect.

(d) Company Counsel Legal Opinion. The Agent shall have received the opinions and negative assurance letter of Dentons required to be delivered pursuant to Section 7(m) on or before the date on which such delivery of such opinion is required pursuant to Section 7(m).

(e) Agent Counsel Legal Opinion. The Agent shall have received such opinion or opinions of Duane Morris LLP, counsel for the Agent, on or before the date on which the delivery of the Dentons legal opinion is required pursuant to Section 7(m), with respect to such matters as the Agent may reasonably require, and the Company shall have furnished to such counsel such documents as they request for enabling them to pass upon such matters.

(f) Comfort Letter. The Agent shall have received the Initial Comfort Letter and any update letters required to be delivered pursuant to Section 7(n) on or before the date on which such delivery of such opinion is required pursuant to Section 7(n).

(g) Representation Certificate. The Agent shall have received the certificate required to be delivered pursuant to Section 7(l) on or before the date on which delivery of such certificate is required pursuant to Section 7(l).

(h) No NYSE Suspension or FINRA Objection. Trading in the Common Stock shall not have been suspended on the NYSE. FINRA shall not have objected to the fairness or reasonableness of the terms or arrangements under this Agreement.

(i) Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7(l), the Company shall have furnished to the Agent such appropriate further information, certificates and documents as the Agent may reasonably request. All such opinions, certificates, letters and other documents will be in compliance with the provisions of this Agreement. The Company will furnish the Agent with such conformed copies of such opinions, certificates, letters and other documents as the Agent shall reasonably request.

(j) Securities Act Filings Made. All filings with the Commission required by Rule 424, 430A, 430B or 430C under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

(k) Approval for Listing. The Placement Shares shall either have been (i) approved for listing on the NYSE, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Shares on the NYSE at, or prior to, the issuance of any Placement Notice.

(l) Termination of Agreement. If any condition specified in this Section 8 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Agent by notice to the Company, and such termination shall be without liability of any party to any other party. Notice of such cancellation shall be given in writing and addressed to each of the individuals of the Company set forth on Schedule 2.

(m) No Termination Event. There shall not have occurred any event or condition that would permit the Agent to terminate this Agreement pursuant to Section 12.

9. Payment of Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, in accordance with the provisions of Section 12 hereunder, will pay all expenses incident to the performance of the Company’s obligations hereunder, which the parties acknowledge include expenses relating to: (i) the preparation and filing of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto, and of this Agreement; (ii) the preparation, issuance and delivery of the Placement Shares; (iii) the printing and delivery by the Agent of electronic copies of the Prospectus and any amendments and supplements thereto; (iv) the fees and expenses incurred in connection with the listing or qualification of the Placement Shares for trading on the NYSE; (v) the filing fees and expenses (including counsel fees), if any, related to the filing and clearance of the transactions and related documentation with the Commission and FINRA; and (vi) the reasonable out-of-pocket expenses of Agent, including fees and disbursements of counsel to the Agent in an amount not to exceed $35,000.

10. Indemnification and Contribution.

(a) Indemnification of the Agent by the Company. The Company will indemnify and hold harmless the Agent and its affiliates, officers, directors and employees and each person, if any, who controls the Agent within the meaning of the Securities Act (each an “Agent Indemnitee”) against, and pay or reimburse each Agent Indemnitee for, any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), joint or several (which will, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees and disbursements, including appeals) (collectively, “Losses”), without duplication, to which any Agent Indemnitee may become subject under the Securities Act or otherwise, in connection with the offer and sale of the Placement Shares, regardless whether such Losses shall result from any claim of any Agent Indemnitee or any third party; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of, is based upon, or results from an untrue statement or alleged untrue statement of a material fact made in the Registration Statement or the Prospectus, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, made solely in reliance upon and in conformity with written information furnished to the Company by the Agent specifically for use in the preparation thereof, it being understood and agreed that such information furnished by the Agent consists only of the information described as such in Section 10(b) below. Notwithstanding the foregoing, in no event shall the Company’s indemnification obligation under this Section 10(a) in respect of an untrue statement or alleged untrue statement of a material fact made in the Registration Statement or the Prospectus, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, exceed the net proceeds received by the Company hereunder.

(b) Indemnification of Company, Directors and Officers. The Agent will severally indemnify and hold harmless the Company and its affiliates, officers, directors and employees and each person, if any, who controls the Company within the meaning of the Securities Act (a “Company Indemnitee”) against, and pay or reimburse each Company Indemnitee for, any and all Losses, without duplication, to which any Company Indemnitee may become subject, under the Securities Act or otherwise, in connection with the offer and sale of the Placement Shares, but only insofar as such Losses are based upon an untrue statement or alleged untrue statement of a material fact made in the Registration Statement or the Prospectus, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, made or omitted solely in reliance upon and in conformity with written information furnished to the Company by the Agent specifically for use in the preparation thereof, it being understood and agreed that the only information furnished by the Agent consists of the information set forth on Schedule 10(b), regardless whether such Losses shall result from any claim of any Company Indemnitee or any third party. Notwithstanding the foregoing, in no event shall the Agent’s indemnification obligation under this Section 10(b) in respect of an untrue statement or alleged untrue statement of a material fact made in the Registration Statement or the Prospectus or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, exceed the fees paid to it hereunder.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action, claim, proceeding or investigation (the “Action”), such indemnified party, if a claim in respect thereof is to be made against the indemnifying party under this Section 10, will notify the indemnifying party of the commencement thereof, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 10 unless the indemnifying party has been substantially prejudiced by such omission. The indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party, to assume the defense thereof subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party. The indemnified party will have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel will not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the Action with counsel reasonably satisfactory to the indemnified party, provided, however, that if the indemnified party shall be requested by the indemnifying party to participate in the defense thereof or shall have concluded in good faith and specifically notified the indemnifying party either that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such Action involves or could have a Material Adverse Effect upon it with respect to matters beyond the scope of the indemnity agreements contained in this Agreement, then the counsel representing it, to the extent made necessary by such defenses, shall have the right to direct such defenses of such Action on its behalf and in such case the reasonable fees and expenses of such counsel in connection with any such participation or defenses shall be paid by the indemnifying party. The indemnifying party shall not consent to the terms of any compromise or settlement of any claim or Action defended by it in accordance with the foregoing without the prior written consent of the indemnified party unless such compromise or settlement (i) includes an unconditional release of the indemnified party from all liability arising out of such claim or Action, and (ii) does not include a statement as to or an admission of fault or culpability by or on behalf of such indemnified party. The indemnifying party shall not be required to indemnify any indemnified party for any amount paid or payable by it in the settlement of any claim or Action without the prior written consent of the indemnifying party.

(d) Contribution. To provide for just and equitable contribution, if an indemnified party makes a claim for indemnification pursuant to Section 10 hereof and it is finally determined, by a judgment, order or decree not subject to further appeal that such claims for indemnification may not be enforced, even though this Agreement expressly provides for indemnification in such case, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Agent on the other in connection with the statements or omissions which resulted in the relevant Losses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the offering and sale of the Placement Shares (before deducting expenses) received by the Company bear to the total commissions and fees actually received by the Agent. The relative fault, in the case of an untrue statement, alleged untrue statement, omission or alleged omission will be determined by, among other things, whether such statement, alleged statement, omission or alleged omission relates to information supplied by the Company or the Agent, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, alleged statement, omission or alleged omission. The Company and the Agent agree that it would be unjust and inequitable if the respective obligations of the Company and the Agent for contribution were determined by pro rata allocation of the aggregate Losses or by any other method or allocation that does not reflect the equitable considerations referred to in this Section 10(d). No person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 10(d), each person, if any, who controls the Agent within the meaning of the Securities Act will have the same rights to contribution as the Agent, and each person, if any, who controls the Company within the meaning of the Securities Act will have the same rights to contribution as the Company, subject in each case to the provisions of this Section 10(d). Anything in this Section 10(d) to the contrary notwithstanding, no party will be liable for contribution with respect to the settlement of any claim or Action effected without its written consent. This Section 10(d) is intended to supersede, to the extent permitted by law, any right to contribution under the Securities Act, the Exchange Act or otherwise available to the Company or the Agent.

11. Representations and Agreements to Survive Delivery. All representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (a) any investigation made by or on behalf of the Agent, any controlling persons, or the Company (or any of their respective officers, directors or controlling persons), (b) delivery and acceptance of the Placement Shares and payment therefore, or (c) any termination of this Agreement.

12. Termination.

(a) Termination; General. The Agent may terminate this Agreement, by notice to the Company, as hereinafter specified at any time (1) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Prospectus, any change which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect that makes it impractical or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares, (2) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Agent, impracticable or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares, (3) if trading in the Placement Shares has been suspended or limited by the Commission or the NYSE, or if trading generally on the NYSE has been suspended or limited, (4) if any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market shall have occurred and be continuing, (5) if a major disruption of securities settlements or clearance services in the United States shall have occurred and be continuing, or (6) if a banking moratorium has been declared by either U.S. Federal or New York authorities.

(b) Termination by the Company. The Company shall have the right to terminate this Agreement, for any reason or no reason, by giving ten days’ prior notice as specified herein to the Agent.

(c) Termination by the Agent. In addition to the rights set forth in Section 12(a), the Agent shall have the right to terminate this Agreement, for any reason or no reason, by giving ten days’ prior notice to the Company.

(d) Automatic Termination. Unless earlier terminated pursuant to this Section 12, this Agreement shall automatically terminate upon the issuance and sale of the Maximum Amount of Placement Shares through the Agent pursuant to this Agreement.

(e) Effectiveness of Termination. Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date specified in such notice by the Agent or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement. Following any such termination, neither party shall have any obligation to the other except as expressly set forth herein.

(f) Survival. The provisions of Sections 7(g), 10, 17 and 18 hereof and the obligation herein to pay any discount, commission or other compensation accrued, but unpaid, shall survive any expiration or termination of this Agreement.

13. Notices. All notices, consents or other communications (each a “Notice”) required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless e-mail notice is otherwise expressly specified in this Agreement, and if sent to the Agent,

B. Riley Securities, Inc.
299 Park Avenue, 21st Floor
New York, NY 10171
Telephone No.: (212) 457-9947
Attention: General Counsel
E-mail: atmdesk@brileyfin.com

with a copy to (which shall not constitute notice):

Duane Morris LLP 1540 Broadway New York, NY 10036
Attention: Dean Colucci
Telephone: (973) 424-2020
Email: dmcolucci@duanemorris.com

and if sent to the Company,

One Liberty Properties, Inc.
60 Cutter Mill Road, Suite 303
Great Neck, New York 11021
Fax No.: (516) 466-3132
Attention: S. Asher Gaffney, Esq.
Email: asherg@gouldlp.com

with copies to (which shall not constitute notice):

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Fax No.: (212)768-6800
Attention: Jeffrey Baumel
E-mail: jeffrey.baumel@dentons.com

All Notices shall be: (a) delivered personally or by commercial messenger; (b) sent via a recognized overnight courier service; or (c) sent by facsimile transmission, provided confirmation of receipt is received by sender and such Notice is sent or delivered contemporaneously by an additional method provided in this Section 13. Any party may change its address specified above by giving each party Notice of such change in accordance with this Section 13. Any Notice shall be deemed given upon actual receipt (or refusal of receipt).

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Agent and their respective successors, permitted assigns and the persons referred to in Section 10 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

15. Adjustments for Stock Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any stock split, stock dividend or similar event effected with respect to the Placement Shares.

16. Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, between the parties hereto with regard to the subject matter hereof; provided, that nothing herein shall be deemed to terminate or modify any ongoing or existing obligations arising under the underwriting agreements entered into by the Company and the Agent prior to the date hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

17. Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

18. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE AGENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

20. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) the Agent is acting solely as agent and/or principal in connection with the public offering of the Placement Shares and in connection with each transaction contemplated by this Agreement and the process leading to such transactions, and no fiduciary or advisory relationship between the Company or any of its affiliates, stockholders (or other equity holders), creditors or employees or any other party, on the one hand, and the Agent, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Agent has advised or is advising the Company on other matters, and the Agent has no obligations to the Company with respect to the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;

(b) the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) the Company has been advised that the Agent and its respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Agent has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship;

(d) the Company disclaims any intention to impose fiduciary obligations on the Agent by virtue of the engagement contemplated by this Agreement;

(e) the Agent has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated by this Agreement and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;

(f) the Agent is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transaction for its own account or the account of its customers and hold long or short positions in the Common Stock; and

(g) the Company waives, to the fullest extent permitted by law, any claims it may have against the Agent for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Agent shall have no liability (whether direct or indirect) to the Company in respect to such fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, partners, employees or creditors of the Company.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the parties.

Very truly yours,

ONE LIBERTY PROPERTIES, INC.

By:
Name: Title

[Signature Page of OLP Equity Distribution Agreement - Company]

B. RILEY SECURITIES, INC.

By:
Name: Patrice McNicoll Title: Co-Head of Investment Banking

[Signature Page of OLP Equity Distribution Agreement - Agent]

Schedule 1

FORM OF PLACEMENT NOTICE

From: ONE LIBERTY PROPERTIES, INC.

Cc: [   ]

To: B. RILEY SECURITIES, INC.

Subject: Placement Notice

Date: _______________, 20___

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement between One Liberty Properties, Inc.(the “Company”) and B. Riley Securities, Inc. (the “Placement Agent”), dated September 21, 2023 (the “Agreement”), I hereby request on behalf of the Company that the Placement Agent sell up to [ ] shares of the Company’s Common Stock at a minimum market price of $[ ] per share.

[ADDITIONAL SALES PARAMETERS MAY BE ADDED, SUCH AS THE MAXIMUM AGGREGATE OFFERING PRICE, THE TIME PERIOD IN WHICH SALES ARE REQUESTED TO BE MADE, SPECIFIC DATES THE SHARES MAY NOT BE SOLD ON, THE MANNER IN WHICH SALES ARE TO BE MADE BY THE AGENT, AND/OR THE CAPACITY IN WHICH THE AGENT MAY ACT IN SELLING SHARES (AS PRINCIPAL, AGENT, OR BOTH)]

1-1

Schedule 2

Placement Notice Authorized Personnel

B. Riley Securities, Inc.

Name	Title	Email Address
Larry Goldsmith	Senior Managing Director	lgoldsmith@brileyfin.com
Patrice McNicoll	Senior Managing Director, Co-Head of Investment Banking	pmcnicoll@brileyfin.com
Scott Ammaturo	Managing Director, Head of ATM Trading	sammaturo@brileyfin.com
Keith Pompliano	Director, Capital Markets Trading	kpompliano@brileyfin.com
With a copy to atmadmin@brileyfin.com

One Liberty Properties, Inc.

Name	Title	Email Address
David Kalish	Senior Vice President, Finance	davidk@gouldlp.com
Isaac Kalish	Senior Vice President and Chief Financial Officer	ikalish@gouldlp.com

With a copy to Jeffrey A. Baumel at jeffrey.baumel@dentons.com

2-1

Schedule 3

The Agent shall be paid compensation of up to 2.0% of the gross proceeds from the sale of Placement Shares (subject to reduction in certain circumstances).

3-1

Schedule 7(l)

Officers’ Certificate

Pursuant to Section 7(l) of the Equity Distribution Agreement, dated as of September 21, 2023 (the “Agreement”), between One Liberty Properties, Inc. (the “Company”) and B. Riley Securities, Inc. (the “Agent”), the undersigned Chief Executive Officer and President of the Company, hereby certifies to the Agent on behalf of the Company that, to the knowledge of the undersigned, as of the date indicated below:

1. The representations and warranties of the Company in Section 5 of the Agreement, (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality, material adverse change or Material Adverse Effect, are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such specific date; and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such specific date.

2. The Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the Agreement at or prior to the date hereof (other than those conditions that are waived by the Agent).

ONE LIBERTY PROPERTIES, INC.

By:
Name: Patrick J. Callan, Jr.
Title: Chief Executive Officer & President

Date: _______________

7(1)-1

Schedule 7(m)(1)

[On file with Company]

7(m)(1)-1

Schedule 7(m)(2)

[On file with Company]

7(m)(2)-1

Schedule 7(m)(3)

[On file with Company]

7(m)(3)-1

Schedule 10(b)

INFORMATION FROM THE AGENT TO THE COMPANY

The Company and the Agent acknowledge and agree that the only information furnished or to be furnished by the Agent to the Company for inclusion in the Registration Statement or the Prospectus consists of the information set forth in the ninth and tenth paragraphs under the caption “Plan of Distribution” in the ATM Prospectus Supplement.

7(1)-1